EXHIBIT NO. 99.2


MAY REPORTS 25TH CONSECUTIVE YEAR OF
RECORD SALES AND EARNINGS PER SHARE:
EARNINGS PER SHARE INCREASE 13.0%;
ANNOUNCES ADDITIONAL $650 MILLION STOCK REPURCHASE;
BOARD INCREASES DIVIDEND 4.5%

     ST. LOUIS, February 10, 2000 -- The May Department Stores Company [NYSE:MAY] today announced the company's 25th consecutive year of record sales and earnings per share for fiscal 1999, which ended January 29, 2000. Diluted earnings per share increased 13.0% to a record $2.60, versus $2.30 in 1998. Net earnings increased to $927 million from $849 million a year ago. Sales for fiscal 1999 increased 6.3% to $13.87 billion, versus $13.05 billion in 1998. Comparable-store sales were up 2.6% for the fiscal 1999 year. May discontinued its consumer electronics business in 1999, which penalized sales comparisons by about 1% for the year.

     Fiscal 1999 included a record fourth quarter. Diluted earnings per share for the 13 weeks were $1.45, up 10.7% compared with $1.31 a year ago. Net earnings for the quarter were $513 million, compared with $478 million in the same period in 1998. Fourth quarter sales were $4.70 billion, an increase of 4.0% compared with $4.52 billion in 1998.

     May's board of directors authorized a 4.5% increase in May's annual dividend rate payable March 15, 2000, to shareowners of record as of March 1, 2000. The new annual dividend rate is 93 cents per share versus 89 cents per share in 1999. This is the 25th consecutive year of dividend increases, and marks 89 years of uninterrupted dividends.

     The board also authorized the company to repurchase an additional $650 million of May's shares. This continuing program has authorized May to purchase more than $2.5 billion of stock since 1996. In addition to the $650 million authorization, $139 million of the 1999 repurchase program remains to be executed. The company expects to make the purchases through open-market transactions.

     In announcing the results, Gene Kahn, May's president and chief executive officer, said, "In addition to the record results

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we reported for the fourth quarter and year, 1999 was also
significant because:

     -- "May achieved a 24.1% return on equity. The return continues to place May well in the top quartile of the retail industry.

     -- "Our cash flow of $1.4 billion and strong financial position are significant assets, giving us the ability to take full advantage of the right opportunities to make acquisitions, add new stores, expand existing stores, and purchase our stock. The board authorized a stock repurchase of up to $650 million of May's shares, for a total of more than $2.5 billion in purchase authorizations since 1996.

     -- "We opened 18 department stores in 1999: five Lord & Taylor stores, two Hecht's stores, one Strawbridge's store, two
Robinsons-May stores, two Filene's stores, two Kaufmann's stores, three Famous-Barr stores, and one The Jones Store location. The stores added 2.5 million square feet of selling space.

     -- "The Meier & Frank division also opened 13 ZCMI stores on January 31, 2000, bringing us to a total of 421 stores. In addition to the ZCMI stores, we will open 10 new stores in 2000 -- four Lord & Taylor stores, four Foley's stores, a Kaufmann's store, and a Famous-Barr store -- for a total of 23 new stores and 3.3 million square feet of new selling space.

     -- "In terms of our management team, we named John L. Dunham a vice chairman in 1999, and last week we promoted Richard W. Bennet III and William P. McNamara to vice chairmen of May. Anthony
J. Torcasio continues as a vice chairman until his retirement at the end of September. Rick, Bill, and Tony will supervise the company's store divisions. Judith K. Hofer was promoted to president and chief executive officer of May Merchandising Company. We are fortunate to have these talented, career May executives prepared to take on these important responsibilities."

     Continuing, Mr. Kahn emphasized, "May will concentrate its efforts on becoming a more merchandise-driven, sales-driven company. Our important initiatives of capturing the younger shoppers and addressing the casualization of the American consumer will be propelled by building stronger, more interesting selections and better values that communicate youth, newness, fun, and excitement to a broad range of customers."

     The May Department Stores Company operates 421 department stores in 36 states and the District of Columbia.

        THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
            CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

                                        52 Weeks Ended
                            January 29, 2000      January 30, 1999
(dollars in millions,                   % to                  % to
except per share)              $      Revenues       $    Revenues
Net retail sales            $13,869               $13,048
Revenues                    $14,224               $13,413
Cost of sales (A)             9,728    68.4%        9,224    68.8%
Selling, general and
  administrative expenses     2,686     18.9        2,516     18.7
Interest expense, net           287      2.0          278      2.1
Earnings before income taxes  1,523     10.7        1,395     10.4
Provision for income taxes      596     39.1*         546     39.1*
Net earnings                $   927      6.5%      $  849      6.3%
Diluted earnings per share  $  2.60               $  2.30
Dividends paid per
    common share            $   .89               $   .84-2/3
Diluted average shares
  and equivalents             355.6                 367.4

                                            Unaudited
                                         13 Weeks Ended
                            January 29, 2000      January 30, 1999
(dollars in millions,                   % to                  % to
except per share)              $      Revenues       $    Revenues

Net retail sales            $ 4,698              $ 4,517
Revenues                    $ 4,789              $ 4,618
Cost of sales (A)             3,123    65.2%       3,042     65.9%
Selling, general and
  administrative expenses       757    15.8          720     15.6
Interest expense, net            74     1.6           77      1.6
Earnings before income tax      835    17.4          779     16.9
Provision for income taxes      322    38.5*         301     38.5*
Net earnings                $   513    10.7%     $   478     10.4%
Diluted earnings per share  $  1.45              $  1.31
Dividends paid per
  common share              $   .22-1/4          $   .21-1/6
Diluted average shares
  and equivalents             352.6                359.3

* Percent represents effective income tax rate.

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(A) Merchandise inventories are stated on the LIFO (last-in, first-out) cost basis. The 1999 LIFO provision decreased cost of sales by $30 million, or 0.2% of revenues, versus a $28 million decrease, or 0.2% of revenues in 1998. The 1999 fourth quarter LIFO provision decreased cost of sales by $50 million, or 1.0% of revenues, versus a $48 million decrease, or 1.0% of revenues in the 1998 fourth quarter.

     Cost of sales excluding the impact of LIFO (on a first-in, first-out basis) was 68.6% of revenues in 1999, versus 69.0% of revenues in 1998. The 1999 fourth quarter cost of sales excluding the impact of LIFO was 66.2% of revenues, versus 66.9% of revenues in the 1998 fourth quarter.

      Net Retail Sales - Percent Increase from Prior Year

Net retail sales represent the sales of stores operating at the end of the latest period. Consumer electronics was discontinued at the beginning of 1999. This penalized sales by about 1% throughout 1999. Sales exclude finance charge revenues and the sales of stores that have been closed and not replaced. Store-for-store sales represent sales of those stores open during both periods.

                            52 Weeks Ended      13 Weeks Ended
                           January 29, 2000    January 29, 2000
                                Store-for-            Store-for-
                            Total    Store     Total       Store
                             6.3%      2.6%     4.0%        1.6%

           THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET

(dollars in millions)
                            January 29,               January 30,
ASSETS                            2000                      1999
Cash                          $     16                  $     15
Cash equivalents                    25                        97
Accounts receivable, net         2,173                     2,144
Merchandise inventories          2,817                     2,655
Other current assets                84                        76
Total Current Assets             5,115                     4,987




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Property and equipment, net      4,769                     4,513
Goodwill and other assets        1,051                     1,033

Total Assets                  $ 10,935                  $ 10,533


LIABILITIES AND             January 29,               January 30,
SHAREOWNERS' EQUITY               2000                      1999
Current maturities
  of long-term debt          $     259                  $     98
Accounts payable                 1,030                       965
Accrued expenses                   892                       807
Income taxes payable               234                       189
Total Current Liabilities        2,415                     2,059

Long-term debt                   3,560                     3,825
Deferred income taxes              540                       482
Other liabilities                  314                       309
ESOP Preference Shares             315                       327
Unearned compensation             (286)                     (305)
Shareowners' equity              4,077                     3,836

Total Liabilities and
Shareowners' Equity           $ 10,935                  $ 10,533



       NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Inventories. Merchandise inventories are stated on the LIFO
(last-in, first-out) cost basis. The LIFO provision was a credit of $30 million in 1999 compared with a credit of $28 million in 1998. The accumulated LIFO provision was $35 million and $65 million in 1999 and 1998, respectively.

Acquisition. On December 31, 1999, May completed the acquisition of Zions Co-operative Mercantile Institution (ZCMI) stores. May's Meier & Frank division opened the 13 ZCMI stores, located in Utah and Idaho, on January 31, 2000. The transaction, which was accounted for as a purchase, did not have a material impact on May`s financial statements.

Stock Repurchase program. During 1999, the board of directors authorized the repurchase of up to $552 million of May shares. As of January 29, 2000, the company has purchased $413 million of common stock, or approximately 11.5 million shares at an average price of $36 per share, which included $240 million of common stock purchases in the fourth quarter. On February 9, 2000, the board of directors authorized the company to repurchase up to $650 million May common shares as market conditions allow.

Reclassification. Certain prior-period amounts have been reclassified to conform with the current-year presentation.

        THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                     FINANCIAL HIGHLIGHTS

(Millions, except
per share)                                1999      1998     1997
Net retail sales                       $13,869   $13,048  $12,265
Revenues                               $14,224   $13,413  $12,685
Operating earnings                     $ 1,810   $ 1,673  $ 1,578
  Memo: LIFO provision (credit)
    included in operating earnings         (30)      (28)      (5)
Percent of Revenues                       12.7%     12.5%    12.5%
  Memo: LIFO provision (credit)           (0.2)     (0.2)    (0.1)
Interest expense, net                     (287)     (278)    (299)
Earnings before income taxes             1,523     1,395    1,279
Provision for income taxes                (596)     (546)    (500)
Net earnings                           $   927   $   849  $   779
Diluted earnings per share             $  2.60   $  2.30  $  2.07
Net earnings as a percent of revenues      6.5%      6.3%     6.1%
Return on beginning net assets            20.7%     19.8%    18.5%
Return on shareowners'
  beginning equity                        24.1%     22.2%    21.2%
Dividends paid per common share        $   .89   $   .85  $   .80
Annual dividend rate per common
  share effective March 15, 2000       $   .93

(Millions, except per share)              1996      1995      1994
Net retail sales                       $11,465   $10,347   $ 9,643
Revenues                               $12,000   $10,952   $10,107
Operating earnings                     $ 1,509   $ 1,410   $ 1,312
  Memo: LIFO provision (credit)
    included in operating earnings         (20)      (53)      (46)
Percent of revenues                       12.6%     12.9%     13.0%
  Memo: LIFO provision (credit)           (0.2)     (0.5)     (0.4)
Interest expense, net                     (277)     (250)     (233)
Earnings before income taxes             1,232     1,160     1,079
Provision for income taxes                (483)     (460)     (429)
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Net earnings                           $   749   $   700   $   650
Diluted earnings per share             $  1.87   $  1.75   $  1.62
Net earnings as a percent of revenues      6.2%      6.4%      6.4%
Return on beginning net assets            18.8%     20.1%     20.1%
Return on shareowners'
  beginning equity                        19.4%     20.8%     21.3%
Dividends paid per common share        $   .77   $   .74   $   .67


All years are 52-week fiscal years, except 1995 which included 53 weeks. Net retail sales for 1995 are shown on a 52-week basis for comparability.